Exhibit 99.1

                                                            Investor Inquiries:
                                                            Robert K. Gudbranson
                                                            (440) 329-6001

NEWS RELEASE


INVACARE CORPORATION REPORTS EARNINGS IN RANGE WITH GUIDANCE

ELYRIA, Ohio - (February 2, 2005) - Invacare Corporation (NYSE: IVC) today announced that its financial results for the fourth quarter and year ended December 31, 2004 were in line with recent guidance.

CONSOLIDATED RESULTS
Earnings per share for the quarter decreased 15% to $0.63 versus $0.74 for the fourth quarter last year, while net earnings for the quarter were $20.4 million versus $23.7 million last year. Net sales for the quarter increased 15% to $393.2 million versus $343.0 million last year. Foreign currency accounted for three percentage points of the net sales increase, while acquisitions contributed an additional twelve percentage points for the quarter. Results for the quarter benefited from higher net sales, which were more than offset by a weaker gross margin percentage, higher selling, general and administrative expense (SG&A expense) and higher interest expense.

Significantly restrictive Medicare reimbursement policies for consumer power wheelchairs along with declining Medicaid reimbursement have had a particularly strong impact on the higher-margin custom manual and power wheelchairs. In addition, gross margin declines related to pricing pressures in the standard products line, higher raw materials costs and higher freight costs. As a result, gross margin as a percentage of net sales for the fourth quarter was lower by
1.7 percentage points compared to last year's fourth quarter and by 0.6 percentage points compared to this year's third quarter.

SG&A expense as a percentage of net sales decreased by 0.1 percentage points compared to fourth quarter last year and increased by 0.2 percentage points compared to this year's third quarter. SG&A expense increased 14% over last year's fourth quarter due to acquisitions and foreign currency translation. Foreign currency accounted for three percentage points of the increase in SG&A expense, while acquisitions contributed an additional twelve percentage points. Interest expense increased largely due to acquisitions.

Earnings per share for the year increased 4% to $2.33 versus $2.25 last year. Net earnings were $75.2 million, up from $71.4 million last year. Net sales for the year increased 13% to $1.40 billion versus $1.25 billion last year. Foreign currency accounted for three percentage points of the net sales increase, while acquisitions contributed an additional eight percentage points for the year. Results for the year benefited from higher net sales, partially offset by a slightly lower gross margin percentage, higher SG&A expense and higher interest expense.

A. Malachi Mixon, III, chairman and chief executive officer, stated, "We are pleased to report that Invacare achieved its amended guidance in the fourth quarter for both sales and earnings. Net sales excluding acquisitions and foreign currency were flat for the quarter primarily due to significantly restrictive Medicare reimbursement policies on consumer power wheelchairs, which are awaiting further clarification. If we exclude net sales related to consumer power wheelchairs, acquisitions and foreign currency from the fourth quarter sales performance**, Invacare sales grew 3% from the fourth quarter last year. The Company continues to have strong revenue growth of respiratory products with supplies, continuing care products and Europe each contributing to top line growth in the quarter."

Mixon continued, "Although we are disappointed with the fourth quarter results, Invacare did deliver an increase in earnings per share for the year from $2.25 in 2003 to $2.33 in 2004 in a very difficult reimbursement environment. Despite the weak quarter, Invacare generated $60 million of free cash flow* for the year." Free cash flow is defined as net cash provided by operating activities adjusted for installment receivables activity and less purchases of property and equipment.

NORTH AMERICA
For the quarter, North American net sales increased 5% to $264.5 million versus $251.0 million last year. Foreign currency accounted for one percentage point of the net sales increase, while acquisitions contributed an additional four percentage points for the quarter. Excluding sales related to consumer power wheelchairs, acquisitions and foreign currency from the fourth quarter sales performance**, North American net sales increased 4%.

Respiratory products sales increased 41%, largely due to continued strong performance on the HomeFillTM oxygen system product line. Invacare Supply Group
(ISG) sales increased 18%, with acquisitions accounting for 12 percentage points of the improvement. Invacare Continuing Care Group (ICCG) sales increased by 23% on a reported basis and increased 5% excluding acquisitions.

Sales of standard products decreased by 8% for the quarter, as the benefit from increasing unit volumes of standard products was more than offset by reduced pricing. Sales of the rehab products line decreased 12%, due primarily to Medicare and Medicaid related reimbursement pressures. In particular, while the Centers for Medicare and Medicaid Services (CMS) was expected to release new guidelines for power wheelchairs in the fourth quarter of 2004, it instead circulated proposed criteria that require public comment before implementation. While the proposed criteria are favorable and are based on CMS' own medical study, the Company believes that the ambiguity impacting the consumer power wheelchair market has resulted in a decline in the consumer power wheelchair market by 40% to 50%. Invacare's sales in this category were off 27% for the quarter.

For the quarter, earnings before income taxes decreased 35% to $22.1 million versus $33.8 million last year, largely due to the reimbursement issues and pricing reductions mentioned above.

For the year, North American net sales increased 12% to $1,002.3 million versus $897.2 million last year. Foreign currency accounted for one percentage point of the net sales increase, while acquisitions contributed an additional eight percentage points for the year. Earnings before income taxes increased 9% to $95.9 million from $88.3 million last year.

EUROPE
For the quarter, European net sales increased 50% to $112.2 million versus $74.8 million last year. Foreign currency accounted for nine percentage points of the net sales increase, while acquisitions contributed an additional thirty-eight percentage points for the quarter. The 3% sales increase for the quarter excluding foreign currency and acquisitions was due in large part to the benefits from new product introductions. For the quarter, earnings before income taxes increased to $9.3 million versus $6.1 million last year, due to the acquisition of WP Domus GmbH (Domus).

For the year, European net sales increased 20% to $336.8 million versus $279.8 million last year. Foreign currency accounted for ten percentage points of the net sales increase, while acquisitions contributed an additional eleven percentage points for the year. For the year, European earnings before taxes decreased by 2% to $18.7 million.

AUSTRALASIA
For the quarter, Australasian net sales decreased 4% to $16.5 million versus $17.3 million last year. Adjusting for foreign currency, Australasian net sales decreased 9% in the quarter versus last year. For the quarter, earnings before income taxes decreased to a loss of $0.1 million versus a breakeven position last year due in large part to lower sales of microprocessor controllers, primarily resulting from the global slowdown in the production of power wheelchairs, principally due to Medicare reimbursement challenges.

For the year, Australasian net sales decreased 8% to $64.3 million versus $70.2 million last year. Adjusting for foreign currency, Australasian net sales decreased 18% for the year. For the year, Australasian earnings before taxes decreased by 76% to $1.4 million versus $6.0 million last year. The weakness in earnings resulted from lower volumes.

FINANCIAL CONDITION
Total debt outstanding was $550.0 million at the end of the year, bringing debt-to-total-capitalization to 42.3% versus 27.6% at the end of last year. The increase in total debt outstanding resulted primarily from borrowings related to acquisitions. With the current debt-to-total-capitalization level and the Company's new revolving credit facility, the Company has the flexibility to continue to make accretive acquisitions or to purchase common shares. Days sales outstanding were 62 days, improving by two days compared with the end of last year. Inventory turns were 5.8, slightly down from 5.9 at the end of last year.

OUTLOOK

Uncertainty related to Medicare's reimbursement policies for power wheelchairs is now expected to continue throughout 2005. As mentioned above, the new proposed criteria from CMS require public comment before implementation. The resulting ambiguity that is impacting the consumer power wheelchair market will not likely be clarified until late 2005, although CMS has recently indicated it will try and finalize the new criteria in the first half of 2005. Adding to the problems arising from the reimbursement difficulties, there will be added confusion resulting from Medicare's plan to expand coding of the power wheelchair reimbursement system from 4 codes to 40 codes in January 2006. Despite the reimbursement pressures, the Company believes that it will have a net sales increase of between 18% and 20% and earnings per share of between $2.75 and $2.90 in 2005. This earnings per share range excludes the impact from the stock option accounting standard recently announced by the Financial
Accounting Standards Board. Excluding the impact of foreign currency and acquisitions, the net sales increase is expected to be between 7% and 9%.

For the first quarter, the Company expects a net sales increase of between 13% and 15% and earnings per share of between $0.42 and $0.45. Excluding the impact of foreign currency and acquisitions, the net sales increase would be between 2% and 4%. The Company anticipates that its free cash flow* for 2005 will be between $85 million and $95 million.

Commenting on the Company's anticipated results, Mixon said, "The Company's earnings per share for 2005 are expected to increase by approximately 20% largely due to the addition of Chinese manufacturing capability and the benefits from the acquisition of Domus. As the specific actions related to the manufacturing, sourcing and sales projects are implemented during this year, the improvements related to each will benefit Invacare more in the second half of the year than in the first half."

Mixon expanded on the China opportunity, "Invacare plans on manufacturing more components in China than originally projected, including the bases for consumer power wheelchairs and plans to increase local sourcing of components in order to lower costs further. In addition, specific opportunities have been identified for each of Domus' three manufacturing facilities to use Invacare's Hong Kong sourcing office and Invacare's Chinese manufacturing locations to lower materials costs."

Mixon continued, "Moreover, Domus management has been working with Invacare sales managers in certain countries in order to increase distribution of the Domus products. These projects are also on track, and progress so far confirms that there should be strong benefits from the acquisition, particularly in Europe."

Mixon concluded, `With the ongoing focus on the projects above and the 55 new product introductions planned for 2005, we believe that we can continue to deliver above-market returns for Invacare's shareholders despite the reimbursement pressures described above."

*Free cash flow is a non-GAAP financial measure, which is reconciled to the related GAAP financial measure in the "Reconciliation" table included after the Condensed Consolidated Balance Sheets in this press release.

**Net sales excluding consumer power wheelchairs, acquisitions and foreign currency is a non-GAAP financial measure, which is reconciled to the related GAAP financial measure in the "Reconciliation" table included after the Condensed Consolidated Balance Sheets in this press release.

Invacare Corporation (NYSE:IVC), headquartered in Elyria, Ohio, is the global leader in the manufacture and distribution of innovative home and long-term care medical products that promote recovery and active lifestyles. The Company has 6,100 associates and markets its products in 80 countries around the world. For more information about the Company and its products, visit Invacare's website at www.invacare.com.

This press release contains forward-looking statements within the meaning of the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. Terms such as "will," "should," "plan," "intend," "expect," "continue," "forecast", "believe," "anticipate" and "seek," as well as similar comments, are forward-looking in nature. Actual results and events may differ significantly from those expressed or anticipated as a result of risks and uncertainties which include, but are not limited to, the following: pricing pressures, the success of the Company's ongoing efforts to reduce costs, increasing raw material costs, the consolidations of health care customers and competitors, government reimbursement issues (including those that affect the sales of and margins on product, along with the viability of customers)both at the federal and state level, the ability to design, manufacture, distribute and achieve market acceptance of new products with higher functionality and lower costs, the effect of offering customers competitive financing terms, Invacare's ability to successfully identify, acquire and integrate strategic acquisition candidates, the difficulties in managing and operating businesses in many different foreign jurisdictions (including the recent Domus acquisition), the timely completion of facility consolidations, the vagaries of any litigation or regulatory investigations that the Company may be or become involved in at any time (including the previously-disclosed litigation with Respironics), the difficulties in acquiring and maintaining a proprietary intellectual property ownership position, the overall economic, market and industry growth conditions (including the impact that acts of terrorism may have on such growth conditions), foreign currency and interest rate risks, Invacare's ability to improve financing terms and reduce working capital, as well as the risks described from time to time in Invacare's reports as filed with the Securities and Exchange Commission. We undertake no obligation to review or update these forward-looking statements or other information contained herein.

                                      ###

                                                     INVACARE CORPORATION AND SUBSIDIARIES
                                           CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

                                                                     Three Months Ended             Twelve Months Ended
                                                                        December 31,                    December 31,
(In thousands, except per share data)                                2004          2003              2004          2003
-----------------------------------------------------------------------------------------------------------------------
Net sales                                                        $393,189       $343,023       $1,403,327    $1,247,176
Cost of products sold                                             276,176        235,099          984,735       872,515
                                                                  -------        -------          -------       -------
     Gross profit                                                 117,013        107,924          418,592       374,661
Selling, general and administrative expense                        80,910         70,923          297,124       262,015
Interest expense - net                                              6,084          1,693           11,096         6,237
                                                                  -------        -------          -------       -------
     Earnings before income taxes                                  30,019         35,308          110,372       106,409
Income taxes                                                        9,575         11,610           35,175        35,000
                                                                  -------        -------          -------       -------
Net earnings                                                      $20,444        $23,698          $75,197       $71,409
                                                                  =======        =======          =======       =======

Net earnings per share - basic                                      $0.65          $0.76            $2.41         $2.31
                                                                   ======         ======           ======        ======

Weighted average shares outstanding - basic                        31,250         30,975           31,153        30,862
                                                                   ======         ======           ======        ======

Net earnings per share - assuming dilution                          $0.63          $0.74            $2.33         $2.25
                                                                   ======         ======           ======        ======

Weighted average shares outstanding - assuming dilution            32,556         32,079           32,347        31,729
                                                                   ======         ======           ======        ======


Business Segments - The Company operates in three primary business segments based on geographical area: North America, Europe and Australasia. The three reportable segments represent operating groups, which offer products to different geographic regions. Intersegment revenue for reportable segments was $22,444,000 and $83,135,000 for the three and twelve months ended December 31, 2004 and $19,521,000 and $74,835,000 for the same periods a year ago.

The information by segment is as follows:

                                                                     Three Months Ended            Twelve Months Ended
                                                                        December 31,                   December 31,
(In thousands)                                                       2004          2003            2004           2003
----------------------------------------------------------------------------------------------------------------------
Revenues from external customers
     North America                                               $264,493      $251,006      $1,002,273       $897,208
     Europe                                                       112,159        74,762         336,792        279,782
     Australasia                                                   16,537        17,255          64,262         70,186
                                                                 --------      --------        --------       --------
     Consolidated                                                $393,189      $343,023      $1,403,327     $1,247,176
                                                                 ========      ========        ========       ========

Earnings (loss) before income taxes
     North America                                               $ 22,130      $ 33,779        $ 95,883       $ 88,299
     Europe                                                         9,278         6,118          18,705         19,132
     Australasia                                                     (121)           24           1,430          5,997
     All Other                                                     (1,268)       (4,613)         (5,646)        (7,019)
                                                                 --------      --------        --------       --------
     Consolidated                                                 $30,019       $35,308        $110,372       $106,409
                                                                 ========      ========        ========       ========

All Other consists of the domestic export unit, unallocated corporate selling, general and administrative expense, the Invacare captive insurance unit and inter-company profits, which do not meet the quantitative criteria for determining reportable segments.

                      INVACARE CORPORATION AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                 December 31, 2004      December 31,
       (In thousands)                                                  (unaudited)             2003
       --------------------------------------------------------------------------------------------
       Current Assets
       Cash, cash equivalents and marketable securities                   $ 32,766           $16,288
       Trade receivables - net                                             287,950           255,534
       Installment receivables - net                                        13,422             7,755
       Inventories - net                                                   167,781           130,979
       Deferred income taxes and other current assets                       60,694            64,166
                                                                            ------            ------
            Total current assets                                           562,613           474,722

       Other Assets                                                        153,846            67,941
       Plant and equipment - net                                           191,163           150,051
       Goodwill                                                            715,760           415,499
                                                                           -------           -------
            Total assets                                                $1,623,382        $1,108,213
                                                                        ==========        ==========

       Liabilities and Shareholders' Equity
       Current Liabilities
       Accounts payable                                                   $141,311          $110,178
       Accrued expenses                                                    106,193            97,148
       Accrued income taxes                                                 14,473            19,107
       Current maturities                                                      553             2,171
                                                                               ---             -----
            Total current liabilities                                      262,530           228,604

       Long-term debt                                                      549,483           232,038
       Other long-term obligations                                          61,815            34,383

       Shareholders' equity                                                749,554           613,188
                                                                           -------           -------
            Total liabilities and shareholders' equity                  $1,623,382        $1,108,213
                                                                        ==========        ==========


                      INVACARE CORPORATION AND SUBSIDIARIES
                    RECONCILIATION FROM NET CASH PROVIDED BY
               OPERATING ACTIVITIES TO FREE CASH FLOW (UNAUDITED)


                                                             Three Months Ended            Twelve Months Ended
                                                                December 31,                  December 31,
    (In thousands)                                          2004            2003          2004            2003
    ----------------------------------------------------------------------------------------------------------
    Net cash provided by operating activities            $23,145         $36,861       $98,325         $116,204
    Adjusted for:
    Installment receivables activity                       1,054            (323)        2,911           (6,678)
    Purchases of property and equipment                  (12,479)        (13,488)      (41,403)         (30,660)
                                                         -------         -------       -------          -------
    Free Cash Flow                                       $11,720         $23,050       $59,833          $78,866
                                                         =======         =======       =======          =======

Free cash flow is a non-GAAP financial measure that is comprised of net cash provided by operating activities, adjusted for installment receivables activity and less purchases of property and equipment. Management believes that this financial measure provides meaningful information for evaluating the overall financial performance of the Company and its ability to repay debt or make future investments (including acquisitions, etc.).

                      INVACARE CORPORATION AND SUBSIDIARIES
            RECONCILIATION FROM NET SALES TO SALES EXCLUDING CONSUMER
        POWER WHEELCHAIRS, ACQUISITIONS AND FOREIGN CURRENCY (UNAUDITED)


                                   Three Months Ended        Twelve Months Ended
                                       December 31,              December 31,
    (In thousands)                    2004       2003         2004         2003
    ----------------------------------------------------------------------------
    Net Sales                     $393,189   $343,023   $1,403,327   $1,247,176
    Less:
    Consumer power
    wheelchair sales               (21,394)   (29,318)     (83,416)    (108,939)
    Acquisition sales              (39,670)         -     (103,325)           -
    Foreign currency impact         (9,348)         -      (42,192)           -
                                   -------    -------      -------      -------
    Adjusted Sales                $322,777   $313,705   $1,174,394   $1,138,237
                                  ========   ========     ========     ========


 Net sales increase adjusted for
 Consumer power wheelchairs,
 acquisitions and foreign currency      3%                      3%


Adjusted net sales excluding consumer power wheelchairs, acquisitions and foreign currency is a non-GAAP financial measure.


                              NORTH AMERICA SEGMENT
            RECONCILIATION FROM NET SALES TO SALES EXCLUDING CONSUMER
        POWER WHEELCHAIRS, ACQUISITIONS AND FOREIGN CURRENCY (UNAUDITED)


                                    Three Months Ended       Twelve Months Ended
                                       December 31,              December 31,
    (In thousands)                  2004         2003         2004         2003
    ----------------------------------------------------------------------------
    Net Sales                    $264,493    $251,006   $1,002,273     $897,208
    Less:
    Consumer power
    wheelchair sales              (21,394)    (29,318)     (83,416)    (108,939)
    Acquisition sales             (11,014)          -      (71,092)           -
    Foreign currency impact        (1,698)          -       (6,439)           -
                                 --------    --------     --------     --------
    Adjusted Sales               $230,387    $221,688     $841,326     $788,269
                                 ========    ========     ========     ========


 Net sales increase adjusted for
 Consumer power wheelchairs,
 acquisitions and foreign currency     4%                       7%


Adjusted net sales excluding consumer power wheelchairs, acquisitions and foreign currency is a non-GAAP financial measure.


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